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Exhibit 99.1

Summary of Proposed Cash and Stock Transaction Terms

Consideration:	Qwest common stock with a cash component to MCI
Value:
$23.00 per share consideration to MCI shareholders comprised of $7.50 in cash and $15.50 of Qwest common stock based on a fixed exchange ratio of 3.735 Qwest shares per MCI share.

In addition, MCI shareholders to receive $0.40 in quarterly dividends per MCI share for the 4 quarters anticipated between signing and closing.

Pro forma ownership split of 40.0% MCI/60.0% Qwest.
Form of Exchange Ratio:
Fixed exchange ratio, no collar, cap, floors or other 'banding' mechanisms.

Exchange ratio based on Qwest closing price of $4.15 on February 11, 2005, and MCI offer price adjusted for $7.50 cash consideration per MCI share to be paid to MCI shareholders.

MCI shareholders participate in upside of Qwest stock and substantial synergies from day of announcement.
Definitive Agreement:
The Merger Agreement will contain representations, warranties, covenants, closing conditions and other terms as are customary for transactions of this type, including closing conditions regarding shareholder approval, no material adverse change in MCI, receipt of regulatory approvals, accuracy of representations and warranties, compliance with covenants, and no governmental injunction.

The Merger Agreement will not have a financing condition.
Example of Overall Value Received by MCI Shareholders:
For clarity, given the above and assuming a February 28, 2006 closing, MCI shareholders would receive between signing and closing:

        •         Approximately $1.60 in cash (over 4 quarters) per MCI share; and
        •         Approximately $7.50 in cash per MCI share; and
        •         3.735 Qwest shares per MCI share.

In addition, MCI shareholders receive substantial participation in value of synergies post-closing.

No Solicitation/Superior Proposal:	The Merger Agreement will contain an appropriate non-solicitation provision, which would allow MCI's board the ability to change its recommendation in favor of the Qwest transaction prior to the MCI shareholder vote in the event of a Superior Proposal that Qwest does not match.

In the event of a Superior Proposal, Qwest will be entitled to a customary break up fee and reasonable and documented out of pocket expenses.
Regulatory:
Qwest and its regulatory advisors are highly confident that all necessary regulatory approvals can be obtained within a ten to twelve month time frame and would not require actions (e.g., divestitures) material to the underlying business case for the transaction. Qwest and MCI will agree in the Merger Agreement to use reasonable best efforts to obtain all necessary regulatory approvals, which will include taking any remedial actions other than those having a material adverse change on the combined entity.
Expected Timing:	Closing will occur after all regulatory approvals are obtained, which is anticipated to be ten to twelve months after signing.
Drop Dead Date:
The Merger Agreement will have an outside termination date of ten months unless regulatory approvals are not yet satisfied, in which case the outside termination date can be extended by either party for 60-day increments up to a maximum of 14 months from the signing date.

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Summary of Proposed Cash and Stock Transaction Terms